Exhibit 4.1
FEDERAL HOME LOAN MORTGAGE CORPORATION
GLOBAL DEBT FACILITY AGREEMENT
AGREEMENT, dated as of February 10, 2022, among the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Holders of Debt Securities (each as hereinafter defined).
Whereas:
(a) Freddie Mac is a corporation duly organized and existing under and by virtue of the laws of the United States (Title III of the Emergency Home Finance Act of 1970, as amended (the “Freddie Mac Act”)) and has full corporate power and authority to enter into this Agreement and to undertake the obligations undertaken by it herein;
(b) Pursuant to Section 306(a) of the Freddie Mac Act, Freddie Mac is authorized, upon such terms and conditions as it may prescribe, to borrow, to pay interest or other return, and to issue notes, bonds or other obligations or securities; and
(c) To provide funds to permit Freddie Mac to engage in activities consistent with its statutory purposes, Freddie Mac has established a Global Debt Facility (the “Facility”) and authorized the issuance, from time to time, pursuant to this Agreement, of unsecured general obligations of Freddie Mac or, if so provided in the applicable Supplemental Agreement (as hereinafter defined), secured obligations of Freddie Mac (“Debt Securities”).
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed that the following terms and conditions of this Agreement (including, as to each issue of the Debt Securities, the applicable Supplemental Agreement) shall govern the Debt Securities and the rights and obligations of Freddie Mac and Holders with respect to the Debt Securities.
ARTICLE I
Definitions
Whenever used in this Agreement, the following words and phrases shall have the following meanings, unless the context otherwise requires.
Additional Debt Securities: Debt Securities issued by Freddie Mac with the same terms (other than Issue Date, interest commencement date and issue price) and conditions as Debt Securities for which settlement has previously occurred so as to form a single series of Debt Securities as specified in the applicable Supplemental Agreement.
Agreement: This Global Debt Facility Agreement dated as of February 10, 2022, as it may be amended or supplemented from time to time, and successors thereto pursuant to which Freddie Mac issues the Debt Securities.
Amortizing Debt Securities: Debt Securities on which Freddie Mac makes periodic payments of principal during the terms of such Debt Securities as described in the related Supplemental Agreement.
Beneficial Owner: The entity or individual that beneficially owns a Debt Security.
Bonds: Callable or non-callable, puttable or non-puttable Debt Securities with maturities of more than ten years.

Book-Entry Rules: FHFA regulations, 12 C.F.R. Part 1249, applicable to the Fed Book-Entry Debt Securities, and such procedures as to which Freddie Mac and the FRBNY may agree.
Business Day: (i) With respect to Fed Book-Entry Debt Securities, any day other than (a) a Saturday, (b) a Sunday, (c) a day on which the FRBNY is closed, (d) as to any Holder of a Fed Book-Entry Debt Security, a day on which the Federal Reserve Bank that maintains the Holder’s account is closed, or (e) a day on which Freddie Mac’s offices are closed; and (ii) with respect to Registered Debt Securities, any day other than (a) a Saturday, (b) a Sunday, (c) a day on which banking institutions are closed in (i) the City of New York, if the Specified Payment Currency is U.S. dollars or (2) the Principal Financial Center of the country of such Specified Payment Currency, if the Specified Payment Currency is other than U.S. dollars or euro, (d) if the Specified Payment Currency is euro, a day on which the TARGET2 system is not open for settlements, or a day on which payments in euro cannot be settled in the international interbank market as determined by the Global Agent, (e) for any required payment, a day on which banking institutions are closed in the place of payment, or (f) a day on which Freddie Mac’s offices are closed.
Calculation Agent: Freddie Mac or a bank or broker-dealer designated by Freddie Mac in the applicable Supplemental Agreement as the entity responsible for determining the interest rate on a Variable Rate Debt Security.
Calculation Date: In each year, each of those days in the calendar year that are specified in the applicable Supplemental Agreement as being the scheduled Interest Payment Dates regardless, for this purpose, of whether any such date is in fact an Interest Payment Date and, for the avoidance of doubt, a “Calculation Date” may occur prior to the Issue Date or after the last Principal Payment Date.
Cap: A maximum interest rate at which interest may accrue on a Variable Rate Debt Security during any Interest Reset Period.
Citibank — London: Citibank, N.A., London branch, the Global Agent for Registered Debt Securities.
Citigroup — Frankfurt: Citigroup Global Markets Europe AG, the Registrar for Registered Debt Securities.
Clearstream, Luxembourg: Clearstream Banking, société anonyme, which holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants.
CMT Determination Date: The second New York Banking Day preceding the applicable Reset Date.
CMT Rate: The rate determined by the Calculation Agent in accordance with Section 2.07(i)(M).
Code: The Internal Revenue Code of 1986, as amended.
Common Depositary: Citibank Europe plc will act as the common depositary for Euroclear, Clearstream, Luxembourg and/or any other applicable clearing system, which will hold Other Registered Debt Securities on behalf of Euroclear, Clearstream, Luxembourg and/or any such other applicable clearing system.
Convertible Debt Securities: An issue of Debt Securities that may be convertible to a new security, which may or may not be a debt security of Freddie Mac, as described in the related Supplemental Agreement.
CUSIP Number: A unique nine-character designation assigned to each Debt Security by the CUSIP Service Bureau and used to identify each issuance of Debt Securities on the records of the Federal Reserve Banks or DTC, as applicable.

Dealers: Firms that engage in the business of dealing or trading in debt securities as agents, brokers or principals.
Debt Securities: Unsecured subordinated or unsubordinated notes, bonds and other debt securities issued from time to time by Freddie Mac under the Facility, or if so provided in the applicable Supplemental Agreement, secured obligation issued from time to time by Freddie Mac under the Facility.
Deleverage Factor: A Multiplier of less than one by which an applicable Index is multiplied.
Depository: DTC or any successor.
Deposits: Deposits commencing on the applicable Reset Date.
Determination Date: The date as of which the rate of interest applicable to an Interest Reset Period is determined.
Determination Period: The period from, and including, one Calculation Date to, but excluding, the next Calculation Date.
DTC: The Depository Trust Company, a limited-purpose trust company, which holds securities for DTC participants and facilitates the clearance and settlement of transactions between DTC participants through electronic book-entry changes in accounts of DTC participants.
DTC Registered Debt Securities: Registered Debt Securities registered in the name of a nominee of DTC, which will clear and settle through the system operated by DTC.
Euroclear: Euroclear System, a depositary that holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment.
Extendible Variable Rate Securities: Variable Rate Debt Securities, the maturity of which may be extended at a Beneficial Owner’s option effective as of certain specified dates, subject to a final maturity date, and that bear interest at variable rates subject to different Spreads for different specified periods.
Facility: The Global Debt Facility described in the Offering Circular dated February 10, 2022 under which Freddie Mac issues the Debt Securities.
Fed Book-Entry Debt Securities: U.S. dollar denominated Debt Securities issued and maintained in book-entry form on the Fed Book-Entry System.
Fed Book-Entry System: The book-entry system of the Federal Reserve Banks which provides book-entry holding and settlement for U.S. dollar denominated securities issued by the U.S. Government, certain of its agencies, instrumentalities, government-sponsored enterprises and international organizations of which the United States is a member.
Federal Funds Rate (Daily): The rate determined by the Calculation Agent in accordance with Section 2.07(i)(N).
Federal Funds Rate (Daily) Determination Date: The applicable Reset Date; provided, however, that if the Reset Date is not a Business Day, then the Federal Funds Rate (Daily) Determination Date means the Business Day immediately following the applicable Reset Date.
Federal Reserve: The Board of Governors of the Federal Reserve System.

Federal Reserve Bank: Each U.S. Federal Reserve Bank that maintains Debt Securities in book-entry form.
Federal Reserve Banks: Collectively, the Federal Reserve Banks.
Fiscal Agency Agreement: The Uniform Fiscal Agency Agreement between Freddie Mac and the FRBNY.
Fiscal Agent: The FRBNY is fiscal agent for Fed Book-Entry Debt Securities.
Fixed Principal Repayment Amount: An amount equal to 100% of the principal amount of a Debt Security, payable on the applicable Maturity Date or earlier date of redemption or repayment or a specified amount above or below such principal amount, as provided in the applicable Supplemental Agreement.
Fixed Rate Debt Securities: Debt Securities that bear interest at a single fixed rate.
Fixed/Variable Rate Debt Securities: Debt Securities that bear interest at a single fixed rate during one or more specified periods and at a variable rate determined by reference to one or more Indices, or otherwise, during one or more other periods. As to any such fixed rate period, the provisions of this Agreement relating to Fixed Rate Debt Securities shall apply, and, as to any such variable rate period, the provisions of this Agreement relating to Variable Rate Debt Securities shall apply.
Floor: A minimum interest rate at which interest may accrue on a Debt Security during any Interest Reset Period.
Freddie Mac: Federal Home Loan Mortgage Corporation, a government-sponsored enterprise chartered by Congress pursuant to the Freddie Mac Act.
Freddie Mac Act: Title III of the Emergency Home Finance Act of 1970, as amended, 12 U.S.C. § 1451-1459.
FRB: The Board of Governors of the Federal Reserve System.
FRBNY: The Federal Reserve Bank of New York.
FRBNY’s Website: The website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source.
Global Agency Agreement: The agreement between Freddie Mac, the Global Agent and the Registrar.
Global Agent: The entity selected by Freddie Mac to act as its fiscal, transfer and paying agent for Registered Debt Securities.
H.15: The statistical release entitled “Statistical Release H.15, Selected Interest Rates” as published by the Federal Reserve, or any successor publication of the Federal Reserve available on its website at http://www.federalreserve.gov/releases/h15/or any successor site.
Holder: In the case of Fed Book-Entry Debt Securities, the entity whose name appears on the book-entry records of a Federal Reserve Bank as Holder; in the case of Registered Debt Securities in global registered form, the depository, or its nominee, in whose name the Registered Debt Securities are registered on behalf of a related clearing system; and, in the case of Registered Debt Securities in definitive registered form, the person or entity in whose name such Debt Securities are registered in the Register.
Holding Institutions: Entities eligible to maintain book-entry accounts with a Federal Reserve Bank.

Index: SOFR, Prime Rate, Treasury Rate, CMT Rate, or Federal Funds Rate (Daily) or other specified interest rate, exchange rate or other index, as the case may be.
Index Currency: The currency or currency unit specified in the applicable Supplemental Agreement with respect to which an Index will be calculated for a Variable Rate Debt Security. If no such currency or currency unit is specified in the applicable Supplemental Agreement, the Index Currency will be U.S. dollars.
Index Maturity: The period with respect to which an Index will be calculated for a Variable Rate Debt Security that is specified in the applicable Supplemental Agreement.
Interest Component: Each future interest payment, or portion thereof, due on or prior to the Maturity Date, or if the Debt Security is subject to redemption or repayment prior to the Maturity Date, the first date on which such Debt Security is subject to redemption or repayment.
Interest Payment Date: The date or dates on which interest on Debt Securities will be payable in arrears.
Interest Payment Period: Unless otherwise provided in the applicable Supplemental Agreement, the period beginning on (and including) the Issue Date or the most recent Interest Payment Date, as the case may be, and ending on (but excluding) the earlier of the next Interest Payment Date or the Principal Payment Date.
Interest Reset Period: The period beginning on the applicable Reset Date and ending on the calendar day preceding the next Reset Date.
Issue Date: The date on which Freddie Mac wires an issue of Debt Securities to Holders or other date specified in the applicable Supplemental Agreement.
Leverage Factor: A Multiplier of greater than one by which an applicable Index is multiplied.
London Banking Day: Any day on which commercial banks are open for business (including dealings in foreign exchange and deposits in the Index Currency) in London.
Maturity Date: The date, one day or longer from the Issue Date, on which a Debt Security will mature unless extended, redeemed or repaid prior thereto.
Mortgage Linked Amortizing Debt Securities: Amortizing Debt Securities on which Freddie Mac makes periodic payments of principal based on the rate of payments on referenced mortgage or mortgage-related assets, as described in the related Supplemental Agreement.
Multiplier: A constant or variable number (which may be greater than or less than one) to be multiplied by the relevant Index for a Variable Rate Debt Security.
Notes: Callable or non-callable, puttable or non-puttable Debt Securities with maturities of more than one day.
New York Banking Day: Any day other than (a) a Saturday, (b) a Sunday, (c) a day on which banking institutions in the City of New York are required or permitted by law or executive order to close, or (d) a day on which the FRBNY is closed.
Offering Circular: The Freddie Mac Global Debt Facility Offering Circular dated February 10, 2022 (including any related Offering Circular Supplement) and successors thereto.
OID Determination Date: The last day of the last accrual period ending prior to the date of the meeting of Holders (or, for consents not at a meeting, prior to a date established by Freddie Mac). The accrual period will be the same as the accrual period used by Freddie Mac to determine its deduction for accrued original issue discount under section 163 (e) of the Code.
Other Registered Debt Securities: Registered Debt Securities that are not DTC Registered Debt Securities, that are deposited with a Common Depositary and that will clear and settle through the systems operated by Euroclear, Clearstream, Luxembourg and/or any such other applicable clearing system other than DTC.
Pricing Supplement: A supplement to the Offering Circular that describes the specific terms of, and provides pricing information and other information for, an issue of Debt Securities or which otherwise amends, modifies or supplements the terms of the Offering Circular.
Prime Rate: The rate determined by the Calculation Agent in accordance with Section 2.07(i)(K).
Prime Rate Determination Date: The New York Banking Day preceding the applicable Reset Date.
Principal Component: The principal payment plus any interest payments that are either due after the date specified in, or are specified as ineligible for stripping in, the applicable Supplemental Agreement.
Principal Financial Center: (1) with respect to U.S. dollars, Sterling, Yen and Swiss francs, the City of New York, London, Tokyo and Zurich, respectively; or (2) with respect to any other Index Currency, the city specified in the related Pricing Supplement.
Principal Payment Date: The Maturity Date, or the earlier date of redemption or repayment, if any (whether such redemption or repayment is in whole or in part).
Range Accrual Debt Securities: Variable Rate Debt Securities on which no interest may accrue during periods when the applicable Index is outside a specified range as described in the related Supplemental Agreement.
Record Date: As to Registered Debt Securities issued in global form, the close of business on the Business Day immediately preceding such Interest Payment Date. As to Registered Debt Securities issued in definitive form, the fifteenth calendar day preceding an Interest Payment Date. Interest on a Registered Debt Security will be paid to the Holder of such Registered Debt Security as of the close of business on the Record Date.
Reference Bonds: U.S. dollar denominated non-callable and non-puttable Reference Securities with maturities of more than ten years.
Reference Notes: U.S. dollar denominated non-callable and non-puttable Reference Securities with maturities of more than one year.
Reference Securities: Scheduled U.S. dollar denominated issues of Debt Securities in large principal amounts, which may be either Reference Bonds or Reference Notes.
Register: A register of the Holders of Registered Debt Securities maintained by the Registrar.
Registered Debt Securities: Debt Securities issued and maintained in global registered or definitive registered form on the books and records of the Registrar.
Registrar: The entity selected by Freddie Mac to maintain the Register.
Representative Amount: A principal amount of not less than U.S. $1,000,000 that, in the Calculation Agent’s sole judgment, is representative for a single transaction in the relevant market at the relevant time.

Reset Date: The date on which a new rate of interest on a Debt Security becomes effective.
Reuters: Reuters Group PLC or any successor service.
Reuters USAUCTION10 Page: The display designated as “USAUCTION10” (or any successor page) provided by Reuters.
Reuters USAUCTION11 Page: The display designated as “USAUCTION11” (or any successor page) provided by Reuters.
Reuters US PRIME1 Page: The display designated as page “USPRIME1”’ (or any successor page) provided by Reuters
Secured Overnight Financing Rate: The secured overnight financing rate published by the FRBNY on the FRBNY’s Website.
SOFR: The rate determined by the Calculation Agent in accordance with Section 2.07(i)(H).
Specified Currency: The currency or currency unit in which a Debt Security may be denominated and in which payments of principal of and interest on a Debt Security may be made.
Specified Interest Currency: The Specified Currency provided for the payment of interest on Debt Securities.
Specified Payment Currency: The term to which the Specified Interest Currency and Specified Principal Currency are referred collectively.
Specified Principal Currency: The Specified Currency provided for the payment of principal on Debt Securities.
Spread: A constant or variable percentage or number to be added to or subtracted from the relevant Index for a Variable Rate Debt Security.
Step Debt Securities: Debt Securities that bear interest at different fixed rates during different specified periods.
Sterling: British pounds sterling.
Supplemental Agreement: An agreement which, as to the related issuance of Debt Securities, supplements the other provisions of this Agreement and identifies and establishes the particular offering of Debt Securities issued in respect thereof. A Supplemental Agreement may be documented by a supplement to this Agreement, a Pricing Supplement, a confirmation or a terms sheet. A Supplemental Agreement may, as to any particular issuance of Debt Securities, modify, amend or supplement the provisions of this Agreement in any respect whatsoever. A Supplemental Agreement shall be effective and binding as of its publication, whether or not executed by Freddie Mac.
TARGET2: The Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
Treasury Auction: The most recent auction of Treasury Bills prior to a given Reset Date.
Treasury Bills: Direct obligations of the United States.
Treasury Department: United States Department of the Treasury.
Treasury Rate: The rate determined by the Calculation Agent in accordance with Section 2.07(i)(L).

Treasury Rate Determination Date: The day of the week in which the Reset Date falls on which Treasury Bills would normally be auctioned or, if no auction is held for a particular week, the first Business Day of that week. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Reset Date, the Treasury Rate Determination Date will be that preceding Friday; and provided, further, that if the Treasury Rate Determination Date would otherwise fall on the Reset Date, that Reset Date will be postponed to the next succeeding Business Day.
U.S. Government Securities Business Day: Any day except for (i) a Saturday, (ii) a Sunday, (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, or (iv) a day on which the FRBNY is closed for business.
Variable Principal Repayment Amount: The principal amount determined by reference to one or more Indices or otherwise, payable on the applicable Maturity Date or date of redemption or repayment of a Debt Security, as specified in the applicable Supplemental Agreement.
Variable Rate Debt Securities: Debt Securities that bear interest at a variable rate, and reset periodically, determined by reference to one or more Indices or otherwise. The formula for a variable rate may include a Spread.
Yen: Japanese yen.
Zero Coupon Debt Securities: Debt Securities that do not bear interest and may be issued at a discount to their principal amount.
ARTICLE II
Authorization; Certain Terms
Section 2.01. Authorization.
Debt Securities shall be issued by Freddie Mac in accordance with the authority vested in Freddie Mac by Section 306(a) of the Freddie Mac Act. The indebtedness represented by the Debt Securities shall be unsecured general obligations of Freddie Mac, or, if so provided in the applicable Supplemental Agreement, secured obligations of Freddie Mac. Debt Securities shall be offered from time to time by Freddie Mac in an unlimited amount and shall be known by the designation given them, and have the Maturity Dates stated, in the applicable Supplemental Agreement. Freddie Mac, in its discretion and at any time, may offer Additional Debt Securities having the same terms and conditions as Debt Securities previously offered. The Debt Securities may be issued as Reference Securities, which includes Reference Notes and Reference Bonds, or may be issued as any other Debt Securities denominated in U.S. dollars or other currencies, with maturities of one day or longer and may be in the form of Notes or Bonds or otherwise. Issuances may consist of new issues of Debt Securities or reopenings of an existing issue of Debt Securities.

Section 2.02. Other Debt Securities Issued Hereunder.
Freddie Mac may from time to time create and issue Debt Securities including Convertible Debt Securities hereunder which contain terms and conditions not specified in this Agreement. Such Debt Securities shall be governed by the applicable Supplemental Agreement and, to the extent that the terms of this Agreement are not inconsistent with Freddie Mac’s intent in creating and issuing such Debt Securities, by the terms of this Agreement. Such Debt Securities shall be secured or unsecured obligations of Freddie Mac. If the Debt Securities are secured obligations of Freddie Mac, the provisions of Article V hereof shall apply to such Debt Securities.
Section 2.03. Specified Currencies and Specified Payment Currencies.
(a) Each Debt Security shall be denominated and payable in such Specified Currency as determined by Freddie Mac. Fed Book-Entry Debt Securities will be denominated and payable in U.S. dollars only.
(b) Except under the circumstances provided in Article VI hereof, Freddie Mac shall make payments of any interest on Debt Securities in the Specified Interest Currency and shall make payments of the principal of Debt Securities in the Specified Principal Currency. The Specified Currency for the payment of interest and principal with respect to any Debt Security shall be set forth in the applicable Supplemental Agreement.
Section 2.04. Minimum Denominations.
The Debt Securities shall be issued and maintained in the minimum denominations of U.S. $1,000 and additional increments of U.S. $1,000 for U.S. dollar denominated Debt Securities, unless otherwise provided in the applicable Supplemental Agreement and as may be allowed or required from time to time by the relevant regulatory authority or any laws or regulations applicable to the relevant Specified Currency. In the case of Zero Coupon Debt Securities, denominations will be expressed in terms of the principal amount payable on the Maturity Date.
Section 2.05. Maturity.
(a) Each Debt Security shall mature on its Maturity Date, as provided in the applicable Supplemental Agreement, unless redeemed at the option of Freddie Mac or repaid at the option of the Holder prior thereto in accordance with the provisions described under Section 2.06. Debt Securities may be issued with minimum or maximum maturities allowed or required from time to time by the relevant regulatory or stock exchange authority or clearing systems or any laws or regulations applicable to the Specified Currency.
(b) If so provided in the applicable Supplemental Agreement, certain Debt Securities may have provision permitting their Beneficial Owner to elect to extend the initial Maturity Date specified in such Supplemental Agreement, or any later date to which the maturity of such Debt Securities has been extended, on specified dates. However, the maturity of such Debt Securities may not be extended beyond the final Maturity Date specified in the Supplemental Agreement.
(c) The principal amount payable on the Maturity Date of a Debt Security shall be a Fixed Principal Repayment Amount or a Variable Principal Repayment Amount, in each case as provided in the applicable Supplemental Agreement.
Section 2.06. Optional Redemption and Optional Repayment.
(a) The Supplemental Agreement for any particular issue of Debt Securities shall provide whether such Debt Securities may be redeemed at Freddie Mac’s option or repayable at the Holder’s option, in whole or in part, prior to their Maturity Date. If so provided in the applicable Supplemental Agreement, an issue of Debt Securities shall be subject to redemption at the option of Freddie Mac, or repayable at the option of the Holders, in whole or in part, on one or more specified dates, at any time on or after a specified date, or during one or more specified periods of time. The redemption or repayment price for such Debt Securities (or such part of such Debt Securities as is redeemed or repaid) shall be an amount provided in, or determined in a manner provided in, the applicable Supplemental Agreement, together with accrued and unpaid interest to the date fixed for redemption or repayment.
(b) Unless otherwise provided in the applicable Supplemental Agreement, notice of optional redemption shall be given to Holders of the related Debt Securities not less than 5 Business Days prior to the date of redemption in the manner provided in Section 7.07. The date that we provide such notice constitutes the first Business Day for purposes of this minimum notice period. Freddie Mac also announces its intent to redeem certain Debt Securities on the Freddie Mac website at http://www.freddiemac.com/debt/html/redemption_release.html.
(c) In the case of a partial redemption of an issue of Fed Book-Entry Debt Securities by Freddie Mac, such Fed Book-Entry Debt Securities shall be redeemed pro rata. In the case of a partial redemption of an issue of Registered Debt Securities by Freddie Mac, one or more of such Registered Debt Securities shall be reduced by the Global Agent in the amount of such redemption, subject to the principal amount of such Registered Debt Securities after redemption remaining in an authorized denomination. The effect of any partial redemption of an issue of Registered Debt Securities on the Beneficial Owners of such Registered Debt Securities will depend on the procedures of the applicable clearing system and, if such Beneficial Owner is not a participant therein, on the procedures of the participant through which such Beneficial Owner owns its interest.
(d) If so provided in the applicable Supplemental Agreement, certain Debt Securities shall be repayable, in whole or in part, by Freddie Mac at the option of the relevant Holders thereof or otherwise, on one or more specified dates, at any time on or after a specified date, or during one or more specified periods of time, upon terms and procedures provided in the applicable Supplemental Agreement. Unless otherwise provided in the applicable Supplemental Agreement, in the case of a Registered Debt Security, to exercise such option, the Holder shall deposit with the Global Agent (i) such Registered Debt Security; and (ii) a duly completed notice of optional repayment in the form obtainable from the Global Agent, in each case not more than the number of days nor less than the number of days specified in the applicable Supplemental Agreement prior to the date fixed for repayment. Unless otherwise specified in the applicable Supplemental Agreement, no such Registered Debt Security (or notice of repayment) so deposited may be withdrawn without the prior consent of Freddie Mac or the Global Agent. Unless otherwise provided in the applicable Supplemental Agreement, in the case of a Fed Book-Entry Debt Security, if the Beneficial Owner wishes to exercise such option, then the Beneficial Owner shall give notice thereof to Freddie Mac through the relevant Holding Institution as provided in the applicable Supplemental Agreement.
(e) The principal amount payable upon redemption or repayment of a Debt Security shall be a Fixed Principal Repayment Amount or a Variable Principal Repayment Amount, in each case as provided in the applicable Supplemental Agreement.
Section 2.07. Payment Terms of the Debt Securities.
(a) Debt Securities shall bear interest at one or more fixed rates or variable rates or may not bear interest. If so provided in the applicable Supplemental Agreement, Debt Securities may be separated by a Holder into one or more Interest Components and Principal Components. The Offering Circular or the applicable Supplemental Agreement for such Debt Securities shall specify the procedure for stripping such Debt Securities into such Interest and Principal Components.
(b) The applicable Supplemental Agreement shall specify the frequency with which interest, if any, is payable on the related Debt Securities. Interest on Debt Securities shall be payable in arrears on the Interest Payment Dates specified in the applicable Supplemental Agreement and on each Principal Payment Date.

(c) Each issue of interest-bearing Debt Securities shall bear interest during each Interest Payment Period. No interest on the principal of any Debt Security will accrue on or after the Principal Payment Date on which such principal is repaid.
(d) The determination by the Calculation Agent of the interest rate on, or any Index in relation to, a Variable Rate Debt Security and the determination of any payment on any Debt Security (or any interim calculation in the determination of any such interest rate, index or payment) shall, absent manifest error, be final and binding on all parties. If a principal or interest payment error occurs, Freddie Mac may correct it by adjusting payments to be made on later Interest Payment Dates or Principal Payment Dates (as appropriate) or in any other manner Freddie Mac considers appropriate. If the source of an Index changes in format, but the Calculation Agent determines that the Index source continues to disclose the information necessary to determine the related interest rate substantially as required, the Calculation Agent will amend the procedure for obtaining information from that source to reflect the changed format. All Index values used to determine principal or interest payments are subject to correction within 30 days from the applicable payment. The source of a corrected value must be the same source from which the original value was obtained. A correction might result in an adjustment on a later date to the amount paid to the Holder.
(e) Payments on Debt Securities shall be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a Specified Payment Currency other than U.S. dollars, to the nearest smallest transferable unit (with one-half cent or unit being rounded upwards).
(f) In the event that any jurisdiction imposes any withholding or other tax on any payment made by Freddie Mac (or our agent or any other person potentially required to withhold) with respect to a Debt Security, Freddie Mac (or our agent or such other person) will deduct the amount required to be withheld from such payment, and Freddie Mac (or our agent or such other person) will not be required to pay additional interest or other amounts, or redeem or repay the Debt Securities prior to the applicable Maturity Date, as a result.
(g) Fixed Rate Debt Securities
Fixed Rate Debt Securities shall bear interest at a single fixed interest rate. The applicable Supplemental Agreement shall specify the fixed interest rate per annum on a Fixed Rate Debt Security. Unless otherwise specified in the applicable Supplemental Agreement, interest on a Fixed Rate Debt Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
(h) Step Debt Securities
Step Debt Securities shall bear interest from their Issue Date to a specified date at their initial fixed interest rate and from that date to their Maturity Date at one or more different fixed interest rates that shall be prescribed as of the Issue Date. A Step Debt Security will have one or more step periods. The applicable Supplemental Agreement shall specify the fixed interest rate per annum payable on Step Debt Securities for each related period from issuance to maturity. Unless otherwise specified in the applicable Supplemental Agreement, interest on a Step Debt Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months.
(i) Variable Rate Debt Securities
(A) Variable Rate Debt Securities shall bear interest at a variable rate determined on the basis of a direct or an inverse relationship to one or more specified Indices or otherwise, (x) plus or minus a Spread, if any, or (y) multiplied by one or more Leverage or Deleverage Factors, if any, as specified in the applicable Supplemental Agreement. Variable Rate Debt Securities also may bear interest in any other manner described in the applicable Supplemental Agreement.
(B) Variable Rate Debt Securities may have a Cap and/or a Floor.

(C) The applicable Supplemental Agreement shall specify the accrual method (i.e., the day count convention) for calculating interest or any relevant accrual factor on the related Variable Rate Debt Securities. The accrual method may incorporate one or more of the following defined terms:
“Actual/360” shall mean that interest or any other relevant accrual factor shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.
“Actual/365 (fixed)” shall mean that interest or any other relevant accrual factor shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, regardless of whether accrual or payment occurs during a calendar leap year.
“Actual/Actual” shall mean, unless otherwise indicated in the applicable Supplemental Agreement, that interest or any other relevant accrual factor shall be calculated on the basis of (x) the actual number of days elapsed in the Interest Payment Period divided by 365, or (y) if any portion of the Interest Payment Period falls in a calendar leap year, (A) the actual number of days in that portion divided by 366 plus (B) the actual number of days in the remaining portion divided by 365. If so indicated in the applicable Supplemental Agreement, “Actual/Actual” shall mean interest or any other relevant accrual factor shall be calculated in accordance with the definition of “Actual/Actual” adopted by the International Securities Market Association (“Actual/Actual (ISMA)”), which means a calculation on the basis of the following:
(1) where the number of days in the relevant Interest Payment Period is equal to or shorter than the Determination Period during which such Interest Payment Period ends, the number of days in such Interest Payment Period divided by the product of (A) the number of days in such Determination Period and (B) the number of Interest Payment Dates that would occur in one calendar year; or
(2) where the Interest Payment Period is longer than the Determination Period during which the Interest Payment Period ends, the sum of (A) the number of days in such Interest Payment Period falling in the Determination Period in which the Interest Payment Period begins divided by the product of (X) the number of days in such Determination Period and (Y) the number of Interest Payment Dates that would occur in one calendar year; and (B) the number of days in such Interest Payment Period falling in the next Determination Period divided by the product of (X) the number of days in such Determination Period and (Y) the number of Interest Payment Dates that would occur in one calendar year.
(D) The applicable Supplemental Agreement shall specify the frequency with which the rate of interest on the related Variable Rate Debt Securities shall reset. The applicable Supplemental Agreement also shall specify the Reset Date. If the interest rate will reset within an Interest Payment Period, then the interest rate in effect on the sixth Business Day preceding an Interest Payment Date will be the interest rate for the remainder of that Interest Payment Period and the first day of each Interest Payment Period also will be a Reset Date. Variable Rate Debt Securities may bear interest prior to the initial Reset Date at an initial interest rate, if any, specified in the applicable Supplemental Agreement. If so, then the first day of the first Interest Payment Period will not be a Reset Date. The rate of interest applicable to each Interest Reset Period shall be determined as provided below or in the applicable Supplemental Agreement.
Except for a Variable Rate Debt Security as to which the rate of interest thereon is determined by reference to SOFR, Prime Rate, Treasury Rate, CMT Rate, or Federal Funds Rate (Daily) or as otherwise set forth in the applicable Supplemental Agreement, the Determination Date for a Variable Rate Debt Security means the second Business Day preceding the Reset Date applicable to an Interest Reset Period.

(E) If the rate of interest on a Variable Rate Debt Security is subject to adjustment within an Interest Payment Period, accrued interest shall be calculated by multiplying the principal amount of such Variable Rate Debt Security by an accrued interest factor. Unless otherwise specified in the applicable Supplemental Agreement, this accrued interest factor shall be computed by adding the interest factor calculated for each Interest Reset Period in such Interest Payment Period and rounding the sum to nine decimal places. The interest factor for each such Interest Reset Period shall be computed by (1) multiplying the number of days in the Interest Reset Period by the interest rate (expressed as a decimal) applicable to such Interest Reset Period; and (2) dividing the product by the number of days in the year referred to in the accrual method specified in the applicable Supplemental Agreement.
(F) For each issue of Variable Rate Debt Securities, the Calculation Agent shall also cause the interest rate for the applicable Interest Reset Period and the amount of interest accrued on the minimum denomination specified for such issue to be made available to Holders as soon as practicable after its determination but in no event later than two Business Days thereafter. Such interest amounts so made available may subsequently be amended (or appropriate alternative arrangements made by way of adjustment) without notice in the event of an extension or shortening of the Interest Reset Period.
(G) If the applicable Supplemental Agreement specifies SOFR as the applicable Index for determining the rate of interest for the related Variable Rate Debt Security, the following provisions shall apply (unless otherwise specified in the applicable Supplemental Agreement):
“SOFR” means the Secured Overnight Financing Rate published by the FRBNY on the FRBNY’s Website. With respect to any U.S. Government Securities Business Day:
(1) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the FRBNY’s Website at 3:00 p.m. (New York time) on the immediately following U.S. Government Securities Business Day (the “SOFR Determination Time”);
(2) if the rate specified in (1) above does not so appear, the Secured Overnight Financing Rate as published in respect of the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the FRBNY’s Website;
“Compounded SOFR” means the rate of return of a daily compound interest investment computed in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005 being rounded upwards to 0.00001):
where, for purposes of applying the above formula:
“d0,” for any Observation Period, is the number of U.S. Government Securities Business Days in the relevant Observation Period;
“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant Observation Period;

“SOFRi,” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is equal to SOFR in respect of that day “i”;
“ni,” for any U.S. Government Securities Business Day “i” in the relevant Observation Period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day (“i+1”); and
“d” is the number of calendar days in the relevant Observation Period.
The following definitions solely apply to the preceding description of SOFR and Compounded SOFR:
“FRBNY’s Website” means the website of the FRBNY, currently at http://www.newyorkfed.org, or any successor source.
“Observation Period” means, in respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period.
“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Effect of Benchmark Transition Event — SOFR
Benchmark Replacement. Notwithstanding the foregoing, if Freddie Mac determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the notes in respect of all determinations on such date and for all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Freddie Mac will have the right to make Benchmark Replacement Conforming Changes from time to time.
Decisions and Determinations. Any determination, decision or election that may be made by Freddie Mac pursuant to this Section titled “Effect of Benchmark Transition Event — SOFR,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in Freddie Mac’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Debt Securities, shall become effective without consent from any other party.
Certain Defined Terms. As used in this Section titled “Effect of Benchmark Transition Event — SOFR,” and solely for purposes of this section:
“Benchmark” means, initially, SOFR, as such term is defined in Section titled “SOFR”; provided that if Freddie Mac determines on or prior to the Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Freddie Mac as of the Benchmark Replacement Date.
(1) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;
(2) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(3) the sum of: (a) the alternate rate of interest that has been selected by Freddie Mac as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Freddie Mac as of the Benchmark Replacement Date:
(1) the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by Freddie Mac giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, and other administrative matters) that Freddie Mac decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Freddie Mac decides that adoption of any portion of such market practice is not administratively feasible or if Freddie Mac determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Freddie Mac determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):
(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by Freddie Mac after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(H) If the applicable Supplemental Agreement specifies the Prime Rate as the applicable Index for determining the rate of interest for the related Variable Rate Debt Securities, the following provisions shall apply:
The “Prime Rate” means, with respect to any Reset Date (in the following order of priority):

(1) the rate for the Prime Rate Determination Date, as published in H.15 or other recognized electronic source used for the purpose of displaying that rate opposite the caption “Bank prime loan”;
(2) if the rate is not published in H.15 by 5:00 p.m., New York City time, on the Reset Date, then the Prime Rate will be the arithmetic mean, determined by the Calculation Agent, of the rates (after eliminating certain rates, as described below in this clause (2)) that appear, at 11:00 a.m., New York City time, on the Prime Rate Determination Date, on Reuters USPRIME1 Page as the U.S. dollar prime rate or base lending rate of each bank appearing on that page; provided, that at least three rates appear. In determining the arithmetic mean:
(i) if 20 or more rates appear, the highest five rates (or in the event of equality, five of the highest) and the lowest five rates (or in the event of equality, five of the lowest) will be eliminated,
(ii) if fewer than 20 but 10 or more rates appear, the highest two rates (or in the event of equality, two of the highest) and the lowest two rates (or in the event of equality, two of the lowest) will be eliminated, or
(iii) if fewer than 10 but five or more rates appear, the highest rate (or in the event of equality, one of the highest) and the lowest rate (or in the event of equality, one of the lowest) will be eliminated;
(3) if fewer than three rates so appear on Reuters USPRIME1 Page pursuant to clause (2) above, then the Calculation Agent will request five major banks in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide a quotation of such banks’ U.S. dollar prime rates or base lending rates on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Determination Date. If at least three quotations are provided, then the Prime Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or in the event of equality, one of the highest) and the lowest quotation (or in the event of equality, one of the lowest));
(4) if fewer than three quotations are so provided pursuant to clause (3) above, the Calculation Agent will request five banks or trust companies organized and doing business under the laws of the United States or any state, each having total equity capital of at least U.S. $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent), to provide a quotation of such banks’ or trust companies’ U.S. dollar prime rates or base lending rates on the basis of the actual number of days in the year divided by 360 as of the close of business on the Prime Rate Determination Date. In making such selection of five banks or trust companies, the Calculation Agent will include each bank, if any, that provided a quotation as requested in clause (3) above and exclude each bank that failed to provide a quotation as requested in clause (3). If at least three quotations are provided, then the Prime Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained; and
(5) if fewer than three quotations are so provided pursuant to clause (4) above, then the Prime Rate will be the Prime Rate determined for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, then the Prime Rate will be the rate calculated pursuant to clause (1) for the most recent New York Banking Day preceding the Reset Date for which such rate was published in H.15.

(I) If the applicable Supplemental Agreement specifies the Treasury Rate as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:
The “Treasury Rate” means, with respect to any Reset Date (in the following order of priority):
(1) the rate for the Treasury Rate Determination Date of Treasury Bills having the Index Maturity, as published in H.15, or other recognized electronic source used for the purpose of displaying that rate under the caption “U.S. government securities/Treasury bills (secondary market)”;
(2) if the rate described in clause (1) above is not so published by 3.00 p.m., New York City time, on the Reset Date, then the rate from Treasury Auction of Treasury Bills having the Index Maturity, as that rate appears under the caption “INVEST RATE” on the display on Reuters USAUCTION10 Page or Reuters USAUCTION11 Page;
(3) if the rate described in clause (2) above is not published by 5:00 p.m., New York City time, on the Reset Date, then the auction average rate for Treasury Bills having the Index Maturity obtained from the applicable Treasury Auction as announced by the Treasury Department in the form of a press release under the heading “Investment Rate” by 5:00 p.m. on such Reset Date;
(4) if the rate described in clause (3) above is not so announced by the Treasury Department by 5:00 p.m., New York City time, on the Reset Date, then auction average rate obtained from the Treasury Auction of the applicable Treasury Bills, as otherwise announced by the Treasury Department by 5:00 p.m., New York City time, on the Reset Date as determined by the Calculation Agent;
(5) if such rate described in clause (4) is not so announced by the Treasury Department by 5:00 p.m., New York City time, on the Reset Date, the Calculation Agent will request five leading primary United States government securities dealers in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) to provide a quotation of such dealers’ secondary market bid yields, as of 3:00 p.m. on the Reset Date, for Treasury Bills with a remaining maturity closest to the Index Maturity (or, in the event that the remaining maturities are equally close, the longer remaining maturity). If at least three quotations are provided, then the Treasury Rate will be the arithmetic mean determined by the Calculation Agent of the quotations obtained; and
(6) if fewer than three quotations are so provided pursuant to clause (5) above, then the Treasury Rate for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, then the Treasury Rate will be the auction average rate for Treasury Bills having the Index Maturity from the most recent auction of Treasury Bills prior to the Reset Date for which such rate was announced by the Treasury Department in the form of a press release under the heading “Investment Rate.”
The rate (including the auction average rate) for Treasury Bills and the secondary market bid yield for Treasury Bills will be obtained and expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable (or, if not so expressed, will be converted by the Calculation Agent to such a bond equivalent yield).
(J) If the applicable Supplemental Agreement specifies the CMT Rate as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:
The “CMT Rate” means, with respect to any Reset Date (in the following order of priority):
(1) for any CMT Determination Date, the daily rate for the Index Maturity that appears on page “FRBCMT” on Reuters (or any other page that replaces the FRBCMT page on that service or any successor service) under the heading “...Treasury Constant Maturities. Federal Reserve Board Release H.15...Mondays Approximately 3:45 p.m.”;
(2) if the applicable rate described in clause (1) is not displayed on Reuters page FRBCMT at 3:45 p.m., New York City time, on the CMT Determination Date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity applicable for the CMT Determination Date as published in H.15;
(3) if the CMT Rate is not determined pursuant to clause (1) and the applicable rate described in clause (2) does not appear in H.15 at 3:45 p.m., New York City time, on the CMT Determination Date, then the CMT Rate will be the Treasury constant maturity rate, or other U.S. Treasury rate, applicable to an Index Maturity with reference to the CMT Determination Date, that:
(i) is published by the Federal Reserve or the Treasury Department; and
(ii) Freddie Mac has determined to be comparable to the applicable rate formerly displayed on the FRBCMT page on Reuters and published in H.15;
(4) if the CMT Rate is not determined pursuant to clause (1) or (2) and the rate described in clause (3) above does not appear at 3:45 p.m., New York City time, on the CMT Determination Date, then the CMT Rate will be the yield to maturity of the arithmetic mean of the secondary market offered rates for U.S. Treasury securities with an original maturity of approximately the Index Maturity and a remaining term to maturity of no more than one year shorter than the Index Maturity, and in a Representative Amount, as of approximately 3:45 p.m., New York City time, on the CMT Determination Date, as quoted by three primary U.S. government securities dealers in New York City that Freddie Mac selects. In selecting these offered rates, Freddie Mac will request quotations from five primary dealers and will disregard the highest quotation or, if there is equality, one of the highest and the lowest quotation or, if there is equality, one of the lowest. If two U.S. Treasury securities with an original maturity longer than the Index Maturity have remaining terms to maturity that are equally close to the Index Maturity, Freddie Mac will obtain quotations for the U.S. Treasury security with the shorter remaining term to maturity;
(5) if the CMT Rate is not determined pursuant to clause (1), (2) or (3) and fewer than five but more than two primary dealers are quoting offered rates as described in clause (4), then the CMT Rate for the CMT Determination Date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded;
(6) if the CMT Rate is not determined pursuant to clause (1), (2), (3) or (4) and two or fewer primary dealers are quoting offered rates as described in clause (5), then the CMT Rate will be the yield to maturity of the arithmetic mean of the secondary market offered rates for U.S. Treasury securities having an original maturity longer than the Index Maturity and a remaining term to maturity closest to the Index Maturity, and in a Representative Amount, as of approximately 3:45 p.m., New York City time, on the CMT Determination Date, as quoted by three primary U.S. government securities dealers in New York City that Freddie Mac selects. In selecting these offered rates, Freddie Mac will request quotations from five primary dealers and will disregard the highest quotation, or, if there is equality, one of the highest and the lowest quotation or, if there is equality, one of the lowest;
(7) if the CMT Rate is not determined pursuant to clauses (1) through (6) above and fewer than five but more than two primary dealers are quoting offered rates as described in clause (6), then the CMT Rate for the CMT Determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded;

(8) if the Calculation Agent obtains fewer than three quotations of the kind described in clause (6), the CMT Rate in effect for the new Interest Reset Period will be the CMT Rate in effect for the prior Interest Reset Period, or if the applicable Reset Date is the first Reset Date, the rate of interest payable for the new Interest Reset Period will be the initial interest rate; and
(9) if the CMT Rate in its present form ceases to exist and the provisions described in this Agreement for determining a fallback rate are found to be unreliable or result in a fallback rate that is not comparable to the CMT Rate, Freddie Mac, as the Calculation Agent, is authorized to designate an alternative determination method or index to the CMT Rate. If, prior to the time the CMT Rate may cease to exist, a new industry standard index is adopted, the Calculation Agent may elect, in its sole discretion, to use such standard index in lieu of the CMT Rate. If the Calculation Agent has designated an alternative determination method or index to the CMT Rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the interest determination date to be used and any other relevant methodology, including any adjustment factor needed to make such alternative determination method or index comparable to the CMT Rate base rate, in a manner that is consistent with industry-accepted practices. The Calculation Agent’s designation of an alternative determination method or index as described herein will be final and binding on all parties.
(K) If the applicable Supplemental Agreement specifies the Federal Funds Rate (Daily) as the applicable Index for determining the rate of interest for the related Variable Rate, the following provisions shall apply:
The “Federal Funds Rate (Daily)” means, with respect to any Reset Date:
(1) the rate for the Business Day preceding the Federal Funds Rate (Daily) Determination Date for U.S. dollar federal funds, as published in the latest H.15 or other recognized electronic source used for the purpose of displaying that rate opposite the caption “Federal funds (effective)”;
(2) if the rate specified in clause (1) is not published by 5:00 p.m., New York City time, on the Federal Funds Rate Determination Date, then the Calculation Agent will request five leading brokers (which may include the related Dealers or their affiliates) of federal funds transactions in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) each to provide a quotation of the broker’s effective rate for transactions in overnight federal funds arranged by the broker settling on the Business Day preceding the Federal Funds Rate (Daily) Determination Date. If at least two quotations are provided, then the Federal Funds Rate (Daily) will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest));
(3) if fewer than two quotations are so provided pursuant to clause (2) above, then the Calculation Agent will request five leading brokers (which may include the related Dealers or their affiliates) of federal funds transactions in the City of New York selected by the Calculation Agent (after consultation with Freddie Mac, if Freddie Mac is not then acting as Calculation Agent) each to provide a quotation of the broker’s rates for the last transaction in overnight federal funds arranged by the broker as of 11:00 a.m., New York City time, on the Business Day preceding the Federal Funds Rate (Daily) Determination Date. If at least two quotations are provided, then the Federal Funds Rate (Daily) will be the arithmetic mean determined by the Calculation Agent of the quotations obtained (and, if five quotations are provided, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)); and

(4) if fewer than two quotations are so provided pursuant to clause (3) above, then the Federal Funds Rate (Daily) as of such Federal Funds Rate (Daily) Determination Date will be the Federal Funds Rate (Daily) determined for the immediately preceding Reset Date. If the applicable Reset Date is the first Reset Date, then the rate of interest payable for the new Interest Rate Period will be the initial interest rate.
(j) Fixed/Variable Rate Debt Securities
Fixed/Variable Rate Debt Securities shall bear interest at a single fixed rate for one or more specified periods and at a rate determined by reference to one or more Indices, or otherwise, for one or more other specified periods. Fixed/Variable Rate Debt Securities also may bear interest at a rate that Freddie Mac may elect to convert from a fixed rate to a variable rate or from a variable rate to a fixed rate, if so provided in the applicable Supplemental Agreement.
If Freddie Mac may convert the interest rate on a Fixed/Variable Rate Debt Security from a fixed rate to a variable rate, or from a variable rate to a fixed rate, accrued interest for each Interest Payment Period may be calculated using an accrued interest factor in the manner described in Section 2.07(i)(E).
(k) Zero Coupon Debt Securities
Zero Coupon Debt Securities shall not bear interest.
(l) Amortizing Debt Securities
Amortizing Debt Securities are those on which Freddie Mac makes periodic payments of principal during the terms of such Debt Securities as described in the related Supplemental Agreement. Amortizing Debt Securities may bear interest at fixed or variable rates.
(m) Debt Securities with Variable Principal Repayment Amounts
Variable Principal Repayment Amount Debt Securities are those on which the amount of principal payable is determined with reference to an Index specified in the related Supplemental Agreement.
(n) Mortgage Linked Amortizing Debt Securities
Mortgage Linked Amortizing Debt Securities are Amortizing Debt Securities on which Freddie Mac makes periodic payments of principal based on the rate of payments on referenced mortgage or mortgage-related assets, as described in the related Supplemental Agreement. Mortgage Linked Amortizing Debt Securities may bear interest at fixed or variable rates.
(o) Range Accrual Debt Securities
Range Accrual Debt Securities are Variable Rate Debt Securities on which no interest may accrue during periods when the applicable Index is outside a specified range as described in the related Supplemental Agreement.
(p) Extendible Variable Rate Debt Securities
Extendible Variable Rate Debt Securities’ are Variable Rate Debt Securities, the maturity of which may be extended at a Beneficial Owner’s option effective as of specified dates, subject to a final maturity date, and that bear interest at variable rates subject to different Spreads for different specified periods, as described in the related Supplemental Agreement.

Section 2.08. Business Day Convention.
Unless otherwise specified in the applicable Supplemental Agreement, in any case in which an Interest Payment Date or Principal Payment Date is not a Business Day, payment of any interest on or the principal of the Debt Securities shall not be made on such date but shall be made on the next Business Day with the same force and effect as if made on such Interest Payment Date or Principal Payment Date, as the case may be. Unless otherwise provided in the applicable Supplemental Agreement, no interest on such payment shall accrue for the period from and after such Interest Payment Date or Principal Payment Date, as the case may be, to the actual date of such payment.
Section 2.09. Reopened Issues and Repurchases.
Freddie Mac reserves the right, in its discretion and at any time, to offer additional Debt Securities which have the same terms (other than Issue Date, interest commencement date and issue price) and conditions as Debt Securities for which settlement has previously occurred or been scheduled so as to form a single series of Debt Securities as specified in the applicable Supplemental Agreement.
Freddie Mac reserves the right, in its discretion and at any time, to purchase Debt Securities or otherwise acquire (either for cash or in exchange for securities) some or all of an issue of Debt Securities at any price or prices in the open market or otherwise. Such Debt Securities may be held, resold or canceled by Freddie Mac.
Section 2.10. No Acceleration Rights
The Debt Securities shall not contain any provision permitting the Holders to accelerate the maturity of the Debt Securities upon the occurrence of a default or other event.
ARTICLE III
Form; Clearance and Settlement Procedures
Section 3.01. Form of Fed Book-Entry Debt Securities.
(a) General
Fed Book-Entry Debt Securities shall be issued and maintained only on the Fed Book-Entry System. Fed Book-Entry Debt Securities shall not be exchangeable for definitive Debt Securities. The Book-Entry Rules are applicable to Fed Book-Entry Debt Securities.
(b) Title
Fed Book-Entry Debt Securities shall be held of record only by Holding Institutions. Such entities whose names appear on the book-entry records of a Federal Reserve Bank as the entities to whose accounts Fed Book-Entry Debt Securities have been deposited shall be the Holders of such Fed Book-Entry Debt Securities. The rights of the Beneficial Owner of a Fed Book-Entry Debt Security with respect to Freddie Mac and the Federal Reserve Banks may be exercised only through the Holder of the Fed Book-Entry Debt Security. Freddie Mac and the Federal Reserve Banks shall have no direct obligation to a Beneficial Owner of a Fed Book-Entry Debt Security that is not also the Holder of the Fed Book-Entry Debt Security. The Federal Reserve Banks shall act only upon the instructions of the Holder in recording transfers of a Debt Security maintained on the Fed Book-Entry System. Freddie Mac and the Federal Reserve Banks may treat the Holders as the absolute owners of Fed Book-Entry Debt Securities for the purpose of making payments in respect thereof and for all other purposes, whether or not such Fed Book-Entry Debt Securities shall be overdue and notwithstanding any notice to the contrary.

The Holders and each other financial intermediary holding such Fed Book-Entry Debt Securities directly or indirectly on behalf of the Beneficial Owners shall have the responsibility of remitting payments for the accounts of their customers. All payments on Fed Book-Entry Debt Securities shall be subject to any applicable law or regulation.
(c) Fiscal Agent
The FRBNY shall be the Fiscal Agent for Fed Book-Entry Debt Securities.
In acting under the Fiscal Agency Agreement, the FRBNY shall act solely as Fiscal Agent of Freddie Mac and does not assume any obligation or relationship of agency or trust for or with any Holder of a Fed Book-Entry Debt Security.
Section 3.02. Form of Registered Debt Securities.
(a) General
As specified in the applicable Supplemental Agreement, Registered Debt Securities shall be deposited with (i) a custodian for, and registered in the name of a nominee of, DTC, or (ii) a Common Depositary, and registered in the name of such Common Depositary or a nominee of such Common Depositary.
(b) Title
The person in whose name a Registered Debt Security is registered in the Register shall be the Holder of such Registered Debt Security. Beneficial interests in a Registered Debt Security shall be represented, and transfers thereof shall be effected, only through book-entry accounts of financial institutions acting on behalf of the Beneficial Owners of such Registered Debt Security, as a direct or indirect participant in the applicable clearing system for such Registered Debt Security.
Freddie Mac, the Global Agent and the Registrar may treat the Holders as the absolute owners of Registered Debt Securities for the purpose of making payments and for all other purposes, whether or not such Registered Debt Securities shall be overdue and notwithstanding any notice to the contrary. Owners of beneficial interests in a Registered Debt Security shall not be considered by Freddie Mac, the Global Agent or the Registrar as the owner or Holder of such Registered Debt Security and, except as provided in Section 4.02(a), shall not be entitled to have Debt Securities registered in their names and shall not receive or be entitled to receive definitive Debt Securities. Any Beneficial Owner shall rely on the procedures of the applicable clearing system and, if such Beneficial Owner is not a participant therein, on the procedures of the participant through which such Beneficial Owner holds its interest, to exercise any rights of a Holder of such Registered Debt Securities.
Payments by DTC participants to Beneficial Owners of DTC Registered Debt Securities held through DTC participants shall be the responsibility of such participants. Payments with respect to Other Registered Debt Securities held through Euroclear, Clearstream, Luxembourg or any other applicable clearing system shall be credited to Euroclear participants, Clearstream, Luxembourg participants or participants of any other applicable clearing system in accordance with the relevant system’s rules and procedures.
(c) Global Agent
In acting under the Global Agency Agreement, the Global Agent acts solely as a fiscal agent of Freddie Mac and does not assume any obligation or relationship of agency or trust for or with any Holder of a Registered Debt Security, except that any moneys held by the Global Agent for payment on a Registered Debt Security shall be held in trust for the Holder as provided in the Global Agency Agreement.

(d) Registrar
In acting under the Global Agency Agreement, the Registrar does not assume any obligation or relationship of agency or trust for, or with, any Holder of a Registered Debt Security.
Section 3.03. Clearance and Settlement Procedures.
(a) General
Unless otherwise provided in the applicable Supplemental Agreement:
(i) Most Debt Securities denominated and payable in U.S. dollars and distributed within the United States shall clear and settle through the Fed Book-Entry System.
(ii) Most Debt Securities denominated and payable in U.S. dollars and distributed simultaneously within and outside of the United States, including all Reference Securities, shall clear and settle, within the United States, through the Fed Book-Entry System and, outside of the United States, through the systems operated by Euroclear, Clearstream, Luxembourg and/or any other designated clearing system.
(iii) Debt Securities denominated or payable in a Specified Currency other than U.S. dollars (and Debt Securities denominated and payable in U.S. dollars that are not cleared and settled in accordance with clause (i) and (ii) above and distributed solely within the United States will clear and settle through the system operated by DTC.
(iv) Debt Securities denominated or payable in a Specified Currency other than U.S. dollars (and Debt Securities denominated and payable in U.S. dollars that are not cleared and settled in accordance with clauses (i) and (ii) above) and distributed simultaneously within and outside of the United States shall clear and settle through the systems operated by DTC, Euroclear, Clearstream, Luxembourg and/or any other designated clearing system.
(v) Debt Securities, irrespective of the Specified Currency in which such Debt Securities are denominated or payable, distributed solely outside of the United States shall clear and settle through the systems operated by Euroclear, Clearstream, Luxembourg and/or any other designated clearing system or, in certain cases, DTC.
(b) Primary Distribution
(i) General. On initial issue, Debt Securities shall be credited through one or more of the systems specified below or any other system specified in the applicable Supplemental Agreement.
(ii) Federal Reserve Banks. Fed Book-Entry Debt Securities shall be issued and settled through the Fed-Book-Entry System in same-day funds and shall be held by designated Holding Institutions. After initial issue, all Fed Book-Entry Debt Securities shall continue to be held by such Holding Institutions in the Fed Book-Entry System unless arrangements are made for the transfer thereof to another Holding Institution. Fed Book-Entry Debt Securities shall not be exchangeable for definitive Debt Securities.
(iii) DTC. DTC participants acting on behalf of investors holding DTC Registered Debt Securities through DTC shall follow the delivery practices applicable to securities eligible for DTC’s Same-Day Funds Settlement System. DTC Registered Debt Securities shall be credited to DTC participants’ securities accounts following confirmation of receipt of payment to Freddie Mac on the relevant Issue Date.
(iv) Euroclear and Clearstream, Luxembourg. Investors holding Other Registered Debt Securities through Euroclear, Clearstream, Luxembourg or such other clearing system shall follow the settlement procedures applicable to conventional Eurobonds in registered form. Such Other Registered Debt Securities shall be credited to Euroclear, Clearstream, Luxembourg or such other clearing system participants’ securities accounts either on the relevant Issue Date or on the settlement day following the relevant Issue Date against payment in same-day funds (for value on the relevant Issue Date).
(c) Secondary Market Transfers
(i) Fed Book-Entry Debt Securities. Transfers of Fed Book-Entry Debt Securities shall take place only in book-entry form on the Fed Book-Entry System. Such transfers shall occur between Holding Institutions in accordance with the rules of the Fed Book-Entry System.
(ii) Registered Debt Securities. Transfers of beneficial interests in Registered Debt Securities within the various systems that may be clearing and settling interests therein shall be made in accordance with the usual rules and operating procedures of the relevant system applicable to the Registered Debt Securities and the nature of the transfer.
(iii) Freddie Mac shall not bear responsibility for the performance by any system or the performance of the system’s respective direct or indirect participants or accountholders of the respective obligations of such participants or account holders under the rules and procedures governing such system’s operations.
ARTICLE IV
Payments, Exchange for Definitive Debt Securities
Section 4.01. Payments.
(a) Payments on Fed Book-Entry Debt Securities
Payments of principal of and any interest on Fed Book-Entry Debt Securities shall be made in U.S. dollars (except as otherwise provided in the applicable Supplemental Agreement) on the applicable payment dates to Holders thereof as of the end of the Business Day preceding each such payment date. Payments on Fed Book-Entry Debt Securities shall be made by credit of the payment amount to the Holders’ accounts at the relevant Federal Reserve Bank. All payments to or upon the order of a Holder shall be valid and effective to discharge the liability of Freddie Mac and the Fiscal Agent in respect of the related Fed Book-Entry Debt Securities.
(b) Payments on Registered Debt Securities
(i) Payments in respect of Registered Debt Securities shall be made in immediately available funds to DTC, Euroclear, Clearstream, Luxembourg or any other applicable clearing system, or their respective nominees, as the case may be, as the Holders thereof. Except as provided in Article VII hereof, such payments shall be made in the Specified Payment Currency. All payments to or upon the order of the Holder of a Registered Debt Security shall be valid and effective to discharge the liability of Freddie Mac in respect of such Registered Debt Security. Ownership positions within each system shall be determined in accordance with the normal conventions observed by such system. Freddie Mac, the Global Agent and the Registrar shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Registered Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
(ii) Interest on a Registered Debt Security shall be paid on the applicable Interest Payment Date. Such interest payment shall be made to the Holder of such Registered Debt Security as of the close of business on the related Record Date. The first payment of interest on any Registered Debt Security originally issued between a Record Date and the related Interest Payment Date shall be made on the Interest Payment Date following the next Record Date to the Holder on such next Record Date. The principal of each Registered Debt Security, together with accrued and unpaid interest thereon, shall be paid to the Holder thereof against presentation and surrender of such Registered Debt Security.
(iii) All payments on Registered Debt Securities are subject to any applicable law or regulation. If a payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, payments in respect of the related Registered Debt Securities shall be made at the office of any paying agent in the United States.
Section 4.02. Exchange for Definitive Debt Securities.
In the event that Freddie Mac issues definitive Debt Securities in exchange for Registered Debt Securities issued in global form, such definitive Debt Securities shall have terms identical to the Registered Debt Securities for which they were exchanged except as described below.
(a) Issuance of Definitive Debt Securities
Unless otherwise provided in the applicable Supplemental Agreement, beneficial interests in Registered Debt Securities issued in global form shall be subject to exchange for definitive Debt Securities only if such exchange is permitted by applicable law and (i) in the case of a DTC Registered Debt Security, DTC notifies Freddie Mac that it is no longer willing or able to discharge properly its responsibilities as depositary with respect to such DTC Registered Debt Security, or ceases to be a “clearing agency” registered under the Securities Exchange Act of 1934 (if so required), or is at any time no longer eligible to act as such, and in each case Freddie Mac is unable to locate a successor within 90 calendar days of receiving notice of such ineligibility on the part of DTC; or (ii) in the case of any Other Registered Debt Security, if all of the systems through which it is cleared or settled are closed for business for a continuous period of 14 calendar days (other than by reason of holidays, statutory or otherwise) or are permanently closed for business or have announced an intention permanently to cease business and in any such situations Freddie Mac is unable to locate a single successor within 90 calendar days of such closure. In such circumstances, Freddie Mac shall cause sufficient definitive Debt Securities to be executed and delivered as soon as practicable (and in any event within 45 calendar days of Freddie Mac’s receiving notice of the occurrence of such circumstances) to the Global Agent or its agent for completion, authentication and delivery to the relevant registered holders of such definitive Debt Securities. A person having an interest in a DTC Registered Debt Security or Other Registered Debt Security issued in global form shall provide Freddie Mac or the Global Agent with a written order containing instructions and such other information as Freddie Mac or the Global Agent may require to complete, execute and deliver such definitive Debt Securities in authorized denominations.
(b) Title
The person in whose name a definitive Debt Security is registered in the Register shall be the “Holder” of such definitive Debt Security. Freddie Mac, the Global Agent and the Registrar may treat the Holders as the absolute owners of definitive Debt Securities for the purpose of making payments and for all other purposes, whether or not such definitive Debt Securities shall be overdue and notwithstanding any notice to the contrary.
(c) Payments
Interest on a definitive Debt Security shall be paid on the applicable Interest Payment Date. Such interest payments shall be made by check mailed to the Holder thereof at the close of business on the Record Date preceding such Interest Payment Date at such Holder’s address appearing in the Register. The principal of each definitive Debt Security, together with accrued and unpaid interest thereon, shall be due on the Principal Payment Date (subject to the right of the Holder thereof on the related Record Date to receive interest due on an Interest Payment Date that is on or prior to such Principal Payment Date) and shall be paid against presentation and surrender of such definitive Debt Security at the offices of the Global Agent or other paying agent. Payments on the Principal Payment Date shall be made by check provided at the appropriate office of the

Global Agent or other paying agent or mailed by the Global Agent to the Holder of such definitive Debt Security. U.S. dollar checks shall be drawn on a bank in the United States. Checks in a Specified Payment Currency other than U.S. dollars shall be drawn on a bank office located outside the United States.
Notwithstanding the provisions described in the preceding paragraph relating to payments by check, the Holder of an aggregate principal amount of at least $10,000,000 of an issue of Debt Securities of which definitive Debt Securities form a part (or, in the case of a definitive Debt Security denominated in a Specified Currency other than U.S. dollars, the Specified Currency equivalent of at least $10,000,000) may elect to receive payments thereon by wire transfer of immediately available funds in the Specified Payment Currency to an account in such Specified Payment Currency with a bank designated by such Holder that is acceptable to Freddie Mac; provided, that such bank has appropriate facilities therefor and accepts such transfer and such transfer is permitted by any applicable law or regulation and will not subject Freddie Mac to any liability, requirement or unacceptable charge. In order for such Holder to receive such payments, the relevant paying agent (including the Global Agent) must receive at its office from such Holder (i) in the case of payments on an Interest Payment Date, a written request therefor not later than the close of business (a) on the related Record Date in the case of a definitive Debt Security or (b) 15 days prior to such Interest Payment Date in the case of a Registered Debt Security issued in the global form; or (ii) in the case of payments on the Principal Payment Date, a written request therefor not later than the close of business on the date 15 days prior to such Principal Payment Date and the related definitive Debt Security not later than two Business Days prior to such Principal Payment Date. Such written request must be delivered to the relevant paying agent (including the Global Agent) by mail, by hand delivery or by tested or authenticated telex. Any such request shall remain in effect until the relevant paying agent receives written notice to the contrary.
All payments on definitive Debt Securities shall be subject to any applicable law or regulation. If a payment outside the United States is illegal or effectively precluded by exchange controls or similar restrictions, payments in respect of the related definitive Debt Securities may be made at the office of any paying agent in the United States.
(d) Partial Redemption
Definitive Debt Securities subject to redemption in part by Freddie Mac shall be selected by the Global Agent by lot or in such other manner as the Global Agent deems fair and appropriate, subject to the requirement that the principal amount of each outstanding definitive Debt Security after such redemption is in an authorized denomination.
(e) Transfer and Exchange
Definitive Debt Securities shall be presented for registration of transfer or exchange (with the form of transfer included thereon properly endorsed, or accompanied by a written instrument of transfer, with such evidence of due authorization and guaranty of signature as may be required by the Registrar, duly executed) at the office of the Registrar or any other transfer agent upon payment of any taxes and other governmental charges and other amounts, but without payment of any service charge to the Registrar or such transfer agent for such transfer or exchange. A transfer or exchange shall not be effective unless, and until, recorded in the Register.
A transfer or exchange of a definitive Debt Security shall be effected upon satisfying the Registrar with regard to the documents and identity of the person making the request and subject to such reasonable regulations as Freddie Mac may from time to time agree with the Registrar. Such documents may include forms prescribed by U.S. tax authorities to establish the applicability of, or the exemption from, withholding or other taxes regarding the transferee Holder. Definitive Debt Securities may be transferred or exchanged in whole or in part only in the authorized denominations of the DTC Registered Debt Securities or Other Registered Debt Securities issued in global form for which they were exchanged. In the case of a transfer of a definitive Debt

Security in part, a new definitive Debt Security in respect of the balance not transferred shall be issued to the transferor. In addition, replacement of mutilated, destroyed, stolen or lost definitive Debt Securities also is subject to the conditions discussed above with respect to transfers and exchanges generally. Each new definitive Debt Security to be issued upon transfer of such a definitive Debt Security, as well as the definitive Debt Security issued in respect of the balance not transferred, shall be mailed to such address as may be specified in the form or instrument of transfer at the risk of the Holder entitled thereto in accordance with the customary procedures of the Registrar.
ARTICLE V
Secured Debt Securities
If so provided in the applicable Supplemental Agreement, the indebtedness represented by certain Debt Securities shall be secured obligations of Freddie Mac. In such event, the description of the security interest and the terms of the grant of the security interest shall be set forth in the applicable Supplemental Agreement.
ARTICLE VI
Currency Conversions
Section 6.01. Currency Conversions for DTC Registered Debt Securities.
(a) In the case of DTC Registered Debt Securities whose Specified Payment Currency is other than U.S. dollars, the Currency Exchange Bank specified in the applicable Supplemental Agreement, for Holders of such DTC Registered Debt Securities, shall convert any amounts paid by Freddie Mac in such Specified Payment Currency into U.S. dollars, unless such Holders elect to receive payments in such Specified Payment Currency as hereinafter described. Freddie Mac shall have no responsibility for the conversion of the Specified Payment Currency for such DTC Registered Debt Securities into U.S. dollars.
(b) The U.S. dollar amount to be received by a Holder of a DTC Registered Debt Security in respect of which payments are to be converted from the Specified Payment Currency into U.S. dollars shall be determined by the Currency Exchange Bank in the morning of the day that would be considered the date for “spot” settlement of the Specified Payment Currency on the applicable payment date in accordance with market convention (generally two New York business days prior to such payment date) at the market rate determined by the Currency Exchange Bank to accomplish the conversion on such payment date of the aggregate amount of the Specified Payment Currency payable in respect of DTC Registered Debt Securities scheduled to receive payments converted into U.S. dollars. All currency exchange costs shall be borne by the Holders of such DTC Registered Debt Securities (and, accordingly, by the related Beneficial Owners) by deductions from such payments. In the event all or any portion of a Specified Payment Currency is not convertible into U.S. dollars, Holders of such DTC Registered Debt Securities shall receive payment in the Specified Payment Currency.
(c) A Holder of a DTC Registered Debt Security to be paid in a Specified Payment Currency other than U.S. dollars shall have the option to receive payments of the principal of and any interest on such DTC Registered Debt Security in the Specified Payment Currency by notifying DTC no later than the date 12 days prior to such Principal Payment Date or Interest Payment date, as applicable.
ARTICLE VII
Miscellaneous Provisions
Section 7.01. Limitations on Liability of Freddie Mac and Others.
Neither Freddie Mac nor any of its directors, officers, employees or agents shall be under any liability to the Holders or Beneficial Owners for any action taken, or not taken, by them in good faith under this Agreement or for errors in judgment. This provision will not protect Freddie Mac or any other related person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence or by reason of reckless disregard of obligations and duties under this Agreement. Freddie Mac and such related persons shall have no liability of whatever nature for special, indirect or consequential damages, lost profits or business, or any other liability or claim (other than for direct damages), even if reasonably foreseeable or Freddie Mac has been advised of the possibility of such loss, damage, liability or claim.
In performing its responsibilities under this Agreement, Freddie Mac may employ agents or independent contractors. Freddie Mac shall not be subject to the control of Holders in any manner in the discharge of its responsibilities pursuant to this Agreement.
Freddie Mac shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its responsibilities under this Agreement and which in its opinion may involve it in any expense or liability. However, Freddie Mac may in its discretion undertake any such legal action which it may deem necessary or desirable in the interests of the Holders. In such event, the legal expenses and costs of such action shall be expenses and costs of Freddie Mac.
Section 7.02. Binding Effect of this Agreement.
(a) By receiving and accepting a Debt Security, each Holder, financial intermediary and Beneficial Owner of such Debt Security unconditionally agrees, without any signature or further manifestation of assent, to be bound by the terms and conditions of this Agreement, as supplemented, modified or amended pursuant to its terms.
(b) This Agreement shall be binding upon and inure to the benefit of any successor to Freddie Mac.
Section 7.03. Replacement.
Any Registered Debt Security in definitive form that becomes mutilated, destroyed, stolen or lost shall be replaced by Freddie Mac at the expense of the Holder upon delivery to the Global Agent of evidence of the destruction, theft or loss thereof, and an indemnity satisfactory to Freddie Mac and the Global Agent. Upon the issuance of any substituted Registered Debt Security, Freddie Mac or the Global Agent may require the payment by the Holder of a sum sufficient to cover any taxes and expenses connected therewith.
Section 7.04. Conditions to Payment, Transfer or Exchange.
Freddie Mac, its agent or any other person potentially required to withhold with respect to payments on a Debt Security shall have the right to require a Holder of a Debt Security, as a condition to payment of principal of or interest on such Debt Security, or as a condition to transfer or exchange of such Debt Security, to present at such place as Freddie Mac, its agent or such other person shall designate a certificate in such form as Freddie Mac, its agent or such other person may from time to time prescribe, to enable Freddie Mac, its agent or such other person to determine its duties and liabilities with respect to (i) any taxes, assessments or governmental charges which Freddie Mac, any Federal Reserve Bank, the Global Agent or such other person, as the case may be, may be required to deduct or withhold from payments in respect of such Debt Security under any present or future law of the United States or jurisdiction therein or any regulation or interpretation of any taxing authority thereof; and (ii) any reporting or other requirements under such laws, regulations or interpretations. Freddie Mac, its agent or such other person shall be entitled to determine its duties and liabilities with respect to such deduction, withholding, reporting or other requirements on the basis of information contained in such certificate or, if no certificate shall be presented, on the basis of any presumption created by any such law, regulation or interpretation, and shall be entitled to act in accordance with such determination.

Section 7.05. Amendment.
(a) Freddie Mac may modify, amend or supplement this Agreement and the terms of an issue of Debt Securities, without the consent of the Holders or Beneficial Owners, (i) to cure any ambiguity, or to correct or supplement any defective provision or to make any other provision with respect to matters or questions arising under this Agreement or the terms of any Debt Security that are not inconsistent with any other provision of this Agreement or the Debt Security; (ii) to add to the covenants of Freddie Mac for the benefit of the Holders or surrender any right or power conferred upon Freddie Mac; (iii) to evidence the succession of another entity to Freddie Mac and its assumption of the covenants of Freddie Mac; (iv) to conform the terms of an issue of Debt Securities or cure any ambiguity or discrepancy resulting from any changes in the Book-Entry Rules or any regulation or document that are applicable to book-entry securities of Freddie Mac; (v) to increase the amount of an issue of Debt Securities as contemplated under Section 2.09; or (vi) in any other manner that Freddie Mac may determine and that will not adversely affect in any material respect the interests of Holders or Beneficial Owners at the time of such modification, amendment or supplement.
(b) In addition, either (i) with the written consent of the Holders of at least 50% of the aggregate then outstanding principal amount or notional principal amount of an issue of Debt Securities affected thereby, excluding any such Debt Securities owned by Freddie Mac; or (ii) by the adoption of a resolution at a meeting of Holders at which a quorum is present, by the Holders of at least 50% of the aggregate then outstanding principal amount or notional principal amount of an issue of Debt Securities represented at such meeting, excluding any such Debt Securities owned by Freddie Mac, Freddie Mac may from time to time and at any time modify, amend or supplement the terms of an issue of Debt Securities for the purpose of adding any provisions to or changing in any manner or eliminating any provisions of such Debt Securities or modifying in any manner the rights of the Holders; provided, however, that no such modification, amendment or supplement may, without the written consent or affirmative vote of each Holder of a Debt Security; (A) change the Maturity Date or any Interest Payment Date of such Debt Security; (B) materially modify the redemption or repayment provisions, if any, relating to the redemption or repayment price of, or any redemption or repayment date or period for, such Debt Security; (C) reduce the principal amount of, delay the principal payment of, or materially modify the rate of interest or the calculation of the rate of interest on, such Debt Security; (D) in the case of Registered Debt Securities only, change the Specified Payment Currency of such Registered Debt Security; or (E) reduce the percentage of Holders whose consent or affirmative vote is necessary to modify, amend or supplement the terms of the relevant issue of Debt Securities. A quorum at any meeting of Holders called to adopt a resolution shall be Holders entitled to vote a majority of the then aggregate outstanding principal amount or notional principal amount of an issue of such Debt Securities called to such meeting and, at any reconvened meeting adjourned for lack of a quorum, 25% of the then aggregate outstanding principal amount or notional principal amount of such issue of Debt Securities, in both cases excluding any such Debt Securities owned by Freddie Mac. It shall not be necessary for the Holders to approve the particular form of any proposed amendment, but it shall be sufficient if such consent or resolution approves the substance of such change. If any modification, amendment or supplement of the terms of an issue of Debt Securities that have been separated into Interest and Principal Components requires the consent of Holders, only the Holders of the Principal Components will be entitled to give or withhold that consent. Holders of Interest Components will have no right to give or withhold such consent.
(c) The “principal amount,” for purposes of the preceding paragraph, for a Debt Security that is a Zero Coupon Debt Security issued at a discount or for a Debt Security issued at an “issue price” of 80% or less of its principal amount will be equal to (i) the issue price of such Debt Security; plus (ii) the original issue discount that has accrued from the Issue Date of such Debt Security to the OID Determination Date; minus (iii) any amount considered as part of the “stated redemption price at maturity” of such Debt Security that has been paid from the Issue Date of such Debt Security to the OID Determination Date.

The “principal amount,” for purposes of the second preceding paragraph, of a Debt Security whose Specified Principal Currency is other than U.S. dollars will be the U.S. dollar equivalent, determined on the Issue Date, of the principal amount (or, in the case of the Debt Securities referred to in the preceding paragraph, the amount determined in accordance with the provisions described in such preceding paragraph) of such Debt Security. The “principal amount” of a Debt Security with principal determined by reference to an Index will be described in the applicable Supplemental Agreement. The “principal amount” of a Debt Security with principal determined by reference to an Index will be described in the applicable Supplemental Agreement.
(d) Freddie Mac may establish a record date for the determination of Holders entitled to vote at any meeting of Holders of Debt Securities, to grant any consent in respect of Debt Securities and to notice with respect to any such meeting or consent.
(e) Any instrument given by or on behalf of any Holder of a Debt Security in connection with any consent to any such modification, amendment or supplement shall be irrevocable once given and shall be conclusive and binding on all subsequent Holders of such Debt Security or any Debt Security issued, directly or indirectly, in exchange or substitution therefor, irrespective of whether or not notation in regard thereto is made thereon. Any modification, amendment or supplement of this Agreement or of the terms of Debt Securities shall be conclusive and binding on all Holders of Debt Securities affected thereby, whether or not they have given such consent or were present at any meeting (unless by the terms of this Agreement a written consent or an affirmative vote of such Holders is required), and whether or not notation of such modification, amendment or supplement is made upon the Debt Securities.
Section 7.06. Securities Acquired by Freddie Mac.
Freddie Mac may, from time to time, repurchase or otherwise acquire (either for cash or in exchange for newly-issued Debt Securities) all or a portion of any issue of Debt Securities. Any Debt Securities owned by Freddie Mac shall have an equal and proportionate benefit under the provisions of this Agreement, without preference, priority or distinction as among such Debt Securities, except that in determining whether the Holders of the required percentage of the outstanding principal amount (or notional principal amount) of an issue of Debt Securities have given any required demand, authorization, notice, consent or waiver under this Agreement, any Debt Securities owned by Freddie Mac or any person directly or indirectly controlling or controlled by or under direct or indirect common control with Freddie Mac shall be disregarded and deemed not to be outstanding for the purpose of such determination.
Section 7.07. Notice.
(a) Any notice, demand or other communication which by any provision of this Agreement is required or permitted to be given to or served upon any Holder may be given or served in writing by deposit thereof, postage prepaid, in the mail, addressed to such Holder as such Holder’s name and address may appear in the records of Freddie Mac, a Federal Reserve Bank or the Registrar, as the case may be, or, in the case of a Holder of a Fed Book-Entry Debt Security by transmission to such Holder through the communication system linking the Federal Reserve Banks, or, in the case of a Holder of a Debt Security maintained on DTC, by transmission to such Holder through the DTC communication system. In the event that the Federal Reserve Banks’ communication system and/or the DTC communication system is unavailable, Freddie Mac may give notice to a Holder by making use of an alternate comparable communication system, platform or service. Such notice, demand or other communication to or upon any Holder shall be deemed to have been sufficiently given or made, for all purposes, upon mailing or transmission.
(b) Any notice, demand or other communication which by any provision of this Agreement is required or permitted to be given to or served upon Freddie Mac shall be given in writing addressed (until another address is published by Freddie Mac) as follows: Federal Home Loan Mortgage Corporation, 8200 Jones Branch Drive, McLean, Virginia 22102 Attention: General Counsel and Secretary. Such notice, demand or other communication to or upon Freddie Mac shall be deemed to have been sufficiently given or made only upon actual receipt of the writing by Freddie Mac.
Section 7.08. Governing Law.
THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE HOLDERS AND FREDDIE MAC WITH RESPECT TO THE DEBT SECURITIES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE UNITED STATES. INSOFAR AS THERE MAY BE NO APPLICABLE PRECEDENT, AND INSOFAR AS TO DO SO WOULD NOT FRUSTRATE THE PURPOSES OF THE FREDDIE MAC ACT OR ANY PROVISION OF THIS AGREEMENT OR THE TRANSACTIONS GOVERNED THEREBY, THE LAWS OF THE STATE OF NEW YORK SHALL BE DEEMED REFLECTIVE OF THE LAWS OF THE UNITED STATES.
Section 7.09. Headings.
The Article, Section and Subsection headings are for convenience only and shall not affect the construction of this Agreement.
FEDERAL HOME LOAN MORTGAGE CORPORATION